Exhibit 24

POWER OF ATTORNEY

The undersigned Directors of Valmont Industries, Inc., a Delaware Corporation, hereby constitute and appoint Mogens C. Bay as attorney-in-fact in their name, place and stead to execute Valmont’s Annual Report on Form 10-K for the fiscal year ended December 25, 2004, together with any and all subsequent amendments thereof in their capacity as Director and hereby ratify all that said attorney-in-fact may do by virtue thereof.

DATED this 28th day of February, 2005

/s/Glen A. Barton	/s/Thomas F. Madison
Glen A. Barton, Director	Thomas F. Madison, Director

/s/K.R. (Kaj) den Daas	/s/Charles D. Peebler, Jr.
K. R. (Kaj) den Daas, Director	Charles D. Peebler, Jr. Director

/s/John E. Jones	/s/Walter Scott, Jr.
John E. Jones, Director	Walter Scott, Jr., Director

/s/Stephen R. Lewis, Jr.	/s/Kenneth E. Stinson
Stephen R. Lewis, Jr., Director	Kenneth E. Stinson, Director